UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Limited Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 27, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 27, 2010: The proxy statement and annual report to stockholders are available at http://www.proxyvote.com.

April 7, 2010

DEAR STOCKHOLDER:

You are cordially invited to attend our 2010 annual meeting of stockholders to be held at 9:00 a.m., Eastern Time, on May 27, 2010, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is 614-415-6400 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located after the Company Information page and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of Limited Brands.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner ____________________________
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

April 7, 2010

TO OUR STOCKHOLDERS:

We are pleased to invite you to attend our 2010 annual meeting of stockholders to:

•	Elect four directors to serve for a three-year term as described in the accompanying proxy statement.

•	Ratify the appointment of our independent registered public accountants.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 29, 2010 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located after the Company Information page and a picture I.D., and review the attendance information provided.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors

/s/ Leslie H. Wexner __________________________
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors of Limited Brands, Inc. is soliciting your proxy to vote at our 2010 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. “We,” “our,” “Limited Brands” and the “Company” refer to Limited Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 16, 2010 to all stockholders entitled to vote. Limited Brands’ 2009 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.

Date, Time and Place of Meeting

Date:	May 27, 2010

Time:	9:00 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located after the Company Information page. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Limited Brands common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 29, 2010. As of the record date, there were 323,419,193 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares for the following matters:

•	“FOR” the election of the Board’s four nominees for director (as described on pages 4 through 6).

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 11).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet),

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio, in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 29, 2010, the record date for voting.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and for the ratification of Ernst & Young LLP as the Company’s independent registered public accountants. Abstentions will not count as a vote cast with respect to the election of directors or the ratification of Ernst & Young LLP. Abstentions with respect to the ratification of Ernst & Young LLP will be excluded entirely from the vote and will have no effect.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the ratification of Ernst & Young LLP, even if it does not receive voting instructions from you. Prior to 2010, the election of directors was considered a matter for which brokers were permitted to vote your shares. Beginning this year, brokers are no longer permitted to vote your shares for the election of directors without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Limited Brands Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from Limited Brands, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-800-579-1639.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

ELECTION OF DIRECTORS

The Board of Directors has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2013 annual meeting or until their successors have been elected. All nominees are currently serving on our Board of Directors.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing our Company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Nominating & Governance Committee and Board of Directors to conclude, at the time each individual was nominated to serve on the Board of Directors, that he or she would provide valuable insight and guidance as a member of the Board of Directors.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

The Board of Directors Recommends a Vote FOR the Election of All of the Following Nominees of the Board of Directors:

Nominees and Directors

Nominees of the Board of Directors for Election at the 2010 Annual Meeting.

Dennis S. Hersch	Director since 2006	Age 63

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of JPMorgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch has been a director of Clearwire Corporation, a wireless, high-speed Internet service provider, since November 2008. Mr. Hersch’s nomination is supported by his legal and financial expertise, as well as his considerable experience with corporate governance matters, strategic issues and corporate transactions.

David T. Kollat	Director since 1976	Age 71

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He is also a director of Big Lots, Inc., a retailer, Select Comfort Corporation, a bed manufacturing company, and Wolverine World Wide, Inc., a footwear, apparel and accessories manufacturing company. In addition to his broad business experience (including service on several boards of directors) and marketing expertise, Dr. Kollat’s nomination is supported by his particular experience in the retail, apparel and other related industries, both at the management and board levels.

William R. Loomis, Jr.	Director since 2005	Age 62

Mr. Loomis was a General Partner or Managing Director of Lazard Freres & Co., an investment bank, from 1984 to 2002. After the formation of Lazard LLC in 2000, he became the Chief Executive Officer of the new entity. Mr. Loomis became a Limited Managing Director of Lazard LLC in 2002 and resigned from that position in March 2004. Through 2005, Mr. Loomis was a member of the Board of Directors of Alcan, Inc. Since January 2009, Mr. Loomis has been an independent financial advisor. Mr. Loomis’s nomination is supported by his executive experience, financial expertise and substantial history as a senior strategic advisor to complex businesses and multiple executives.

Leslie H. Wexner	Director since 1963	Age 72

Mr. Wexner has been Chief Executive Officer of Limited Brands since he founded the Company in 1963, and Chairman of the Board for more than forty years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination is supported by his leadership of the Company since its inception, demonstrated through its substantial growth.

Directors Whose Terms Continue until 2011 Annual Meeting

Donna A. James	Director since 2003	Age 52

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide”), from 2003 through March 31, 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide and National Financial Services from 2000 until 2003. Ms. James served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006. She is a director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company, Conseco, Inc., an insurance company, and Time Warner Cable Inc., a provider of video, data and voice services. Ms. James’s nomination was supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Jeffrey H. Miro	Director since 2006	Age 67

Mr. Miro has been a senior partner of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro is a director of M/I Homes, Inc., a national home building company, and was a director of Sotheby’s Holdings, Inc. until May 2006. Mr. Miro’s nomination was supported by his legal expertise, particularly with respect to corporate governance and real estate, which are matters of considerable importance to the Company.

Raymond Zimmerman	Director since 1984	Age 77

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. In January 2007, 99¢ Stuff, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code and in October 2007 99¢ Stuff, Inc. emerged from bankruptcy. Mr. Zimmerman’s nomination was supported by his financial expertise and broad business experience, particularly in the retail sector.

Directors Whose Terms Continue until 2012 Annual Meeting

James L. Heskett	Director since 2002	Age 77

Professor Heskett is a Baker Foundation Professor Emeritus at the Harvard University Graduate School of Business Administration, where he has served on the faculty and administration since 1965. Professor Heskett served as a member of the Board of Directors of Office Depot, Inc. through 2006 and as a member of the Board of Directors of Intelliseek through 2005. Professor Heskett’s nomination was supported by his broad expertise with respect to a range of management and organizational matters, including customer relationship management, service management and entrepreneurship.

Allan R. Tessler	Director since 1987	Age 73

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Chairman of the Board of Epoch Investment Partners, Inc., an investment management company and formerly J Net Enterprises, since 2004. He was Chief Executive Officer and Chairman of the Board of J Net Enterprises from 2000 to 2004. Mr. Tessler was Chairman of the Board of InterWorld Corporation from 2001 to 2004. Mr. Tessler was Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler has served as a director of TD Ameritrade, a securities brokerage company, since November 2006. Mr. Tessler serves on TD Ameritrade’s Audit Committee. Mr. Tessler’s nomination was supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Abigail S. Wexner	Director since 1997	Age 48

Mrs. Wexner is Chair of the Boards of Directors of Nationwide Children’s Hospital Inc. and Nationwide Children’s Hospital; Founder and Chair of the Boards of the Columbus Coalition Against Family Violence, KidsOhio.org and the Center for Child and Family Advocacy; Vice Chair of the Board of KIPP Journey Academy; and a Trustee of The Wexner Center Foundation and the United States Equestrian Team Foundation. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination was supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Former Director

Jeffrey B. Swartz, a member of our Board of Directors since 2005, has informed the Company that he will retire effective May 27, 2010, at the conclusion of our 2010 annual meeting.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board of Directors, other than Dennis S. Hersch and Leslie H. Wexner, together with each of the members of the Board who will continue to serve after the 2010 annual meeting of stockholders (except for Abigail S. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the annual meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner, nominated this year for reelection to the Board, serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Wexner is the founder of the Company and has served as its Chairman and Chief Executive Officer for over forty years. Mr. Wexner (through his personal holdings and associated trusts) is also the Company’s largest shareholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

The Board has designated Allan R. Tessler, the Chairperson of the Nominating & Governance Committee, to serve as the lead independent director, among other things, presiding over all executive sessions of non-management directors. The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Company’s Board of Directors, directly and through the Audit Committee and other Committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board Committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incent inappropriate taking of business risks.

Information Concerning the Board of Directors

Meeting Attendance.

Our Board of Directors held 7 meetings in fiscal year 2009. During fiscal year 2009, all of the directors (except Mr. Swartz) attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served.

Committees of the Board of Directors

Audit Committee.

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair) and Messrs. Loomis, Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Company’s Board of Directors and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 42 of this proxy statement. The Audit Committee held 14 meetings in fiscal year 2009.

Compensation Committee.

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the Chief Executive Officer’s (the “CEO”) performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. During fiscal year 2009 the members of the Compensation Committee were Dr. Heskett (Chair), Mr. Miro, Dr. Kollat (beginning in March 2009) and (until September 2009) Mr. Swartz. All such individuals, other than Mr. Swartz, continue to serve on such Committee. The Board has determined that each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on page 37 of this proxy statement. The Compensation Committee held 9 meetings in fiscal year 2009.

Executive Committee.

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of Limited Brands to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee.

The Finance Committee of the Board periodically reviews our financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mr. Loomis, Mrs. Wexner and Mr. Zimmerman.

The Finance Committee held one meeting in fiscal year 2009.

Nominating & Governance Committee.

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Dr. Heskett, Ms. James and Mr. Miro. The Board has determined that each of the Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualification of existing directors for continuing service or re-nomination which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve, or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board of Directors at the time each Director was nominated are summarized in the director biographies found on pages 4 through 6 of this proxy statement. Although the Nominating & Governance Committee considers diversity as a factor in the selection of Board nominees, the Committee has no formal policy regarding the role of diversity in its selection process.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to give the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held 3 meetings in fiscal year 2009.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. The director who is the Chairperson of the Nominating & Governance Committee serves as the chair of those meetings.

Communications with the Board

The Board provides a process for interested parties to send communications to the full Board, the non-management members of the Board and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@limitedbrands.com. Any stockholder wishing to contact non-management directors or Audit Committee members may send an email to nonmanagementdirectors@limitedbrands.com or auditcommittee@limitedbrands.com, respectively. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically most have done so. Nine of the then-current Board members attended the 2009 annual meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct and Related Person Transaction Policy

The Company has a code of conduct which is applicable to all employees of the Company, including the Company’s CEO, Chief Administrative Officer and Chief Financial Officer, and to members of the Board of Directors. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at http://www.limitedbrands.com.

The Board has adopted Limited Brands’ Related Person Transaction Policy (the “Related Person Transaction Policy”). Under the Related Person Transaction Policy, subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Related Person Transaction Policy and Committee Charters

The Company’s code of conduct, corporate governance principles, Related Person Transaction Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board of Directors, are available on the Company’s website at http://www.limitedbrands.com. Stockholders may also request a copy of any such document from: Limited Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending January 29, 2011. We are asking you to ratify this appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 43.

The Board of Directors Recommends a Vote FOR the Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accountants.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary—The Purpose of Our Executive Compensation Program

The Limited Brands’ executive compensation program is designed to ensure that the interests of executive officers are closely aligned with those of stockholders. We believe that our program is effective in allowing us to attract, motivate and retain highly qualified senior talent who can successfully deliver outstanding business performance.

We target total compensation for executive officers between the 50th and 75th percentile of the competitive market and believe that this practice allows us to attract and retain executive officers and to provide rewards that are competitive based on the market value for skills needed by our executive officers. In addition, we believe that this practice is appropriate in light of the high level of commitment, job demands and the expected performance contribution required from each of our executive officers in our extremely competitive marketplace.

During 2009, in an effort to balance the interests of stockholders, the Company and executives in the context of the severe economic downturn, the Compensation Committee of the Board took the following actions:

•	Did not award salary increases to executive officers.

•	Established short-term performance-based incentive compensation targets that reflected motivational goals in an unprecedented challenging economic environment.

•

Changed the performance criteria for our restricted stock program to de-couple the payout from the achievement of the performance goals for our short-term cash incentive compensation while maintaining the program’s retentive value and tax efficiency.

•

Changed the vesting of our annual restricted stock grant from 40% vesting after two years and 60% vesting after three years to three year cliff vesting while the vesting of stock options was changed from 25% per year over four years to 33% per year over three years. This change was made to simplify our equity-based incentive programs.

We continue to believe that pay realized by executive officers should be very closely aligned with performance that benefits our stockholders and that these actions support this philosophy.

The following Compensation Discussion and Analysis outlines additional details regarding our executive compensation program and policies. The Compensation Committee has provided oversight to the design and administration of our program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of the Board of Directors. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Compensation Committee members are selected based on their knowledge and experience in compensation matters from their professional roles and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers best practices and compliance with the highest governance standards. The Compensation Committee continued its work to enhance communication with the Board and maximize the effectiveness of the Committee. The role of the Compensation Committee and information about its meetings are set forth elsewhere in this proxy statement.

The Compensation Committee’s charter is available on our website at http://www.limitedbrands.com.

Compensation Consultant

As permitted by its charter, the Compensation Committee retained Watson Wyatt as its independent executive compensation consultant to assist in its evaluation of CEO and executive officer compensation levels, severance arrangements and program design. Effective January 1, 2010 Watson Wyatt merged with Towers Perrin and became Towers Watson. The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review.

Specifically, the consultant provides the Compensation Committee with market trend information, data and recommendations to enable the Compensation Committee to make informed decisions and to stay abreast of changing market practices. In addition, Towers Watson provided analysis on the alignment of pay and performance, provided consultation on our executive compensation strategy and assisted in the process of preparing this disclosure.

The Compensation Committee has the sole authority to retain and terminate any independent executive compensation consultant. To that end, it periodically reviews the performance of the consultant and considers alternative consultants. In considering the advice provided by an executive compensation consultant, and whether to retain or continue the retention of an executive compensation consultant, the Compensation Committee requires that the Company regularly inform the Compensation Committee of all work provided or to be provided by the consulting firm and its affiliates to the Company in addition to the executive compensation services provided to the Compensation Committee. Additionally, the Compensation Committee reviews all bills rendered by the compensation consulting firm to the Company for services provided to both the Company and the Compensation Committee. In addition to the services provided at the request of the Compensation Committee, a separate division of Towers Watson provides a call center tracking system for which we pay quarterly software usage fees. These fees are less than $120,000. The Compensation Committee believes that the provision of this work by Towers Watson does not impair the independence and objectivity of advice provided to the Compensation Committee on executive compensation matters.

Committee Delegation

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of the Company. In accordance with its charter, the Compensation Committee has delegated to our Executive Vice President of Human Resources the authority to make grants of stock rights or options under and in accordance with the Company’s stock incentive plan with a value up to $250,000 to any associate that is not a Section 16 officer of the Company or a senior leadership team member.

Company management, including the Executive Vice President of Human Resources and the Senior Vice President of Talent Management and Total Rewards, generally prepare the materials for and attend Compensation Committee meetings, along with a representative from the Office of the General Counsel who records the minutes of the meeting, the Chief Administrative Officer and the Chief Financial Officer. This management team proposes compensation program design and recommends compensation levels and stock awards for executives. The CEO does not play a role in recommending his own compensation. The Compensation Committee makes the final determination regarding management’s proposals. The Compensation Committee regularly meets in executive session without management present.

Executive Compensation Philosophy

The Compensation Committee believes that executive compensation programs should be built on a philosophy reflected in clearly articulated guiding principles. We have designed our executive compensation programs with the following guiding principles in mind:

To Pay for Performance.

We believe in paying for results. Accordingly, the primary goal of the compensation program is to link total executive compensation to performance that enhances stockholder value. Our executives are compensated based on a combination of total Company, brand and individual performance factors. Total Company and brand performance are evaluated primarily based on the degree by which pre-established financial targets are met. In 2009, this philosophy resulted in short-term incentive payments that exceeded the targeted level due to superior performance. Individual performance is evaluated based upon several leadership factors, including:

•	Building brand identity;

•	Attaining specific merchandise and financial objectives;

•	Building and developing a strong leadership team;

•	Developing an effective infrastructure to support future business growth and profitability; and

•	Commitment to living the values of Limited Brands.

To Pay Competitively.

We are committed to providing a total compensation program designed to attract superior leaders to the Company and to retain performers of the highest caliber. To achieve this goal, we annually compare our pay practices and overall pay levels with other leading retail organizations, and, where appropriate, with non-retail organizations when establishing our pay guidelines.

To Pay Equitably.

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Compensation Committee considers depth and scope of accountability, complexity of responsibility, and executive officer performance, both individually and collectively as a team.

To Encourage Ownership of Company Stock.

We design compensation policies and practices to encourage ownership of Common Stock. Beginning in 2005, the Compensation Committee approved stock ownership guidelines for our executive officers and members of the Board of Directors. The guidelines set a minimum level of ownership value according to the position and responsibility ranging from three to five times their annual base salary.

According to these principles, we have structured our total compensation for executive officers such that a smaller proportion is fixed compensation and a larger proportion is performance-contingent, based on brand and Common Stock performance.

Executive Compensation Practices

The Compensation Committee continually reviews our executive compensation to ensure it best reflects our compensation philosophy. The principal elements of our executive compensation are base salary, short-term performance-based cash incentive compensation and long-term equity-based incentive programs.

In determining the targeted compensation level for our executive officers, the Compensation Committee considers the recommendations of management (except with regard to Mr. Wexner) in light of the following:

•	Individual performance and future potential;

•	Market practice; and

•	Scope of the executive’s responsibilities and duties.

Although there is no formal policy for a specific allocation between short-and long-term, fixed and at-risk, or between cash and non-cash compensation, the Compensation Committee seeks a pay mix that places greater emphasis on performance-based and equity compensation.

The pay mix is designed to generally reflect market practice, the needs of our workforce, and to provide executive officers with attractive levels of current pay while encouraging officers to remain with our Company for the long-term. In addition, we believe the structure of our pay mix appropriately motivates our executives without encouraging unnecessary risk-taking. When setting the amount of compensation to be awarded in a given year, the Compensation Committee considers the relative proportion of total compensation delivered on a current and long-term basis and in the form of cash and equity prior to making changes to compensation levels.

Long-term equity compensation helps to align the interests of our executive officers with those of our stockholders, ensuring that our executive officers realize similar gains and losses as our stockholders. We believe that the vesting requirement of our long-term equity compensation increases the likelihood that we will be able to retain top performers and encourages good performance.

Short-term performance-based incentive compensation reflects the seasonal nature of our business and provides for incentive payments based on the achievement of predetermined operating income goals for each six-month operating season. Payments are increased or decreased based on the performance of our Company over the seasonal measurement period. Therefore, actual compensation realized may be more or less than the targeted compensation opportunity in any given year.

We would seek to recover, under the relevant provisions of the Sarbanes-Oxley Act, previously awarded bonuses or equity-based compensation or profits in the event of a restatement of financial or other performance results.

The Compensation Committee reviewed all of the components of the named executive officers’ compensation for the years 2007, 2008 and 2009, including salary, short-term incentive compensation, realized and unrealized gains on stock options and restricted stock, the cost to the Company of all perquisites, payout obligations under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan and potential payouts under several potential severance and change-in-control scenarios. Tally sheets including all of the above components were reviewed by the Compensation Committee to determine the reasonableness of the compensation of the named executive officers. The Compensation Committee concluded that compensation levels are reasonable and in the best interests of Limited Brands and its stockholders. The Compensation Committee will continue to review tally sheets at least annually.

Market practice consideration consists of a comparison of the target and actual compensation for our named executive officers to publicly available data on base salary, bonus and long-term incentive compensation for executives from a peer group consisting of 20 national and regional specialty and department store retail organizations to benchmark the appropriateness and competitiveness of their compensation. In 2008, with the assistance of Towers Watson, this list of peer companies was changed to appropriately reflect our current business focus, including the divestiture of our apparel brands in 2007. The peer group companies were chosen because of their general similarity to Limited Brands in total revenue, business and merchandise focus, geographic location and/or their frequent competition with the Company for executive talent. The Compensation

Committee reviewed the peer companies in 2009 and determined that no changes were necessary. For the 2008 and 2009 fiscal years, the comparison companies were:

Abercrombie & Fitch	DSW	Nordstrom
American Eagle Outfitters	Estee Lauder	Polo Ralph Lauren
Ann Taylor	Gap	Target
Avon	JCPenney	TJX Companies
Bed Bath & Beyond	Kohl’s	Tween Brands
Liz Claiborne	Macy’s	Williams-Sonoma
Coach	Nike

This peer group includes a subset of companies in the S&P 500 Retail Composite Index represented in the Comparison of Cumulative 5 Year Total Return graph included in our Annual Report on Form 10-K for the 2009 fiscal year.

For 2009, total direct compensation at target, including base salary, performance-based incentive compensation and equity-based incentives, was strategically positioned above the median of the companies against which we benchmark our compensation. Actual performance results for 2009 were above targeted levels and as a result, actual compensation was above targeted levels.

At the Compensation Committee’s request, Towers Watson analyzed our long-term equity compensation program and its relationship to our performance over the three-year period ending in 2008 relative to compensation levels and performance of our peer group described above. Based on this analysis, our Compensation Committee believes that our long-term compensation program results are aligned with performance.

Towers Watson also analyzed 2008 performance and its relationship to our short-term incentive compensation program. This analysis revealed an anomalous relationship between our 2008 short-term executive officer pay and our 2008 performance attributable, in large part, to our seasonal incentive program approach, which is designed to reflect the seasonal nature of our business and the distinctively different results for the Spring and Fall seasons.

In the first half of 2008, operating income increased, and all of the Company’s major retail businesses reported year over year operating income increases resulting in performance-based pay for the Spring season that was generally above target. However, in the second half of 2008, our operating income decreased in conjunction with the economic downturn resulting in no performance-based payments for the Fall season. In contrast, the annual bonus program payouts of a majority of our peer companies for the 2008 performance period reflected the effect of the severe retail industry recession during the latter half of 2008. Our Compensation Committee continues to believe that the design of our short-term program is appropriately tailored to our business, recognizes the strategic importance of aligning executive pay with our seasonal performance and continues to be in the best interest of the Company and its stockholders.

While the Compensation Committee has not established a formal policy regarding the evaluation of the total compensation of the CEO relative to the other executive officers, it does evaluate compensation levels to ensure fairness based on individual performance and the size, importance and complexity of each executive officer’s position.

Base Salary.

The Compensation Committee annually reviews and approves the base salary of each executive officer. In determining base salary adjustments, the Compensation Committee considers the size and responsibility of the individual’s position, total Company and brand performance, the officer’s overall performance and future potential and the level of overall compensation paid by competitors for comparable positions. Individual performance is measured against the following factors: seasonal and annual business goals; brand strategy execution and business growth goals; recruitment and development of leadership talent; and commitment to living the values of Limited Brands. These factors are considered subjectively in the aggregate, and none of these factors is assigned a formula weight.

In response to the downturn in the economic environment and consistent with our cost-saving measures, there was no change to the base salaries for the executive officers in 2009:

	2008 Base Salary	2009 Base Salary	% Increase
Mr. Wexner	$1,924,000	$1,924,000	0.0%
Mr. Burgdoerfer	$725,000	$725,000	0.0%
Ms. Turney	$1,250,000	$1,250,000	0.0%
Mr. Redgrave	$1,040,000	$1,040,000	0.0%
Ms. Neal	$927,000	$927,000	0.0%

Short-Term Performance-Based Incentive Compensation.

Our short-term, performance-based incentive compensation program for executive officers provides for incentive payments for each six-month operating season. These incentive payments are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the Compensation Committee. Our approach for paying the amounts earned in cash and/or stock is described below.

The target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. The amount of performance-based incentive compensation earned by participating executives can range from zero to double their incentive target, based upon the extent to which the pre-established financial goals are achieved or exceeded. The threshold, target and maximum short-term performance-based non-equity incentive payout opportunities of our named executive officers for fiscal 2009 are set forth in the Grants of Plan-Based Awards table below. Actual payouts under this plan for fiscal 2009 are set forth below under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table below.

The pre-established objective financial goals under this plan for fiscal year 2009 were based on operating income, subject to adjustments for extraordinary items as approved by the Committee. Operating income is used because it measures performance over which executives can have significant impact. Operating income is also directly linked to the Company’s long range growth plan and to performance that drives stockholder value. For executives that are dedicated to a single brand, their goals are based solely on their brand’s operating income. For executives that have enterprise-wide responsibility, their goals are based 80% on a weighted average of the percentage achievement of major brand operating income targets and 20% on total Company operating income.

The following table shows each named executive officer’s incentive compensation target percentage of base salary and the operating income performance incentive goals and weighting used to determine the incentive payment:

Executive Officer	Target % of Base Salary	Performance Incentive Goal Metric and Weighting
		Brand Operating Income	Total Limited Brands Operating Income
Mr. Wexner	160%	80% weighted average of percentage achievement of Victoria’s Secret, Bath & Body Works, LaSenza and Mast operating income targets	20%
Mr. Burgdoerfer	100%
Mr. Redgrave	130%
Ms. Turney	150%	100% Victoria’s Secret	0%
Ms. Neal	110%	100% Bath & Body Works	0%

We set operating income goals at the beginning of each six-month season based on an analysis of historical performance, income expectations for that brand, financial results of other comparable businesses and progress toward achieving our strategic plan.

In 2009, the Compensation Committee set targets that reflected the challenging economic environment, recognizing that historical growth rates were not appropriate considering the significant downturn in the retail environment. The seasonal operating income targets for Spring and Fall, respectively, (by brand), for each of Messrs. Wexner, Burgdoerfer and Redgrave were: Victoria’s Secret, $208 million, $292 million; Bath & Body Works, $8 million, $200 million; LaSenza and Mast, $51 million, $91 million; and total Limited Brands (including our remaining smaller brands and corporate expenses), $145 million, $445 million. The relative weight assigned to each brand or category was 52%, 20%, 8% and 20% for Victoria’s Secret, Bath & Body Works, LaSenza and Mast, and total Limited Brands, respectively. The operating income growth targets for Ms. Turney are based solely on Victoria’s Secret and for Ms. Neal are based solely on Bath & Body Works.

These targets considered the unprecedented economic downturn within the entire retail industry. Accordingly, these operating income targets reflect growth levels below our historical target-setting practice and below what we expect as part of our long-term growth strategy. The targets were designed to motivate our executives, reflect stretch performance that would lead to long-term preservation of stockholder value in an economic downturn and not encourage our executive officers to take unnecessary and excessive risks.

We believe that the incentives under our short-term, performance-based incentive compensation program contributed to executive officer performance that delivered operating income growth, significant improvement in merchandise margin rates, reduction in expenses and an increase in operating cash flow.

We do not believe that disclosure of our 2010 performance targets is relevant to an understanding of compensation for our 2009 fiscal year.

To encourage stock ownership and to foster executive retention, executives can elect to receive up to 25% of their short-term performance-based incentive compensation in the form of Common Stock and receive a match of 25% of the amount elected to be received in stock in the form of a restricted stock grant, subject to three-year cliff vesting. Executives who have not met the minimum ownership requirement are required to receive at least 15% of their incentive compensation payment in the form of Common Stock. For these executives, only the amount elected above the required 15% is matched with a restricted stock grant, as discussed above.

Equity-Based Incentive Programs.

The Compensation Committee believes that long-term equity-based compensation encourages performance that enhances stockholder value, thereby further linking leadership and stockholder objectives. Our equity-based incentive program can include stock options, performance-based restricted stock and time vested restricted stock. Executives are awarded equity as part of our annual merit review process based on guidelines which include the Company’s performance, the individual’s performance and responsibility level, competitive practice and the market price of our Common Stock. In 2009, based on an evaluation of executive officer and Company performance in 2008, stock options and restricted stock were awarded to the named executive officers and are detailed below in the Grants of Plan-Based Awards table.

Equity awards are dated effective the later of the date of approval or the effective date for grants in connection with hirings, promotions, etc.

In connection with the payment to stockholders of the extraordinary cash dividend on April 19, 2010, the Committee will equitably adjust (i) the number of shares available for grant under the Company’s Stock Option and Performance Incentive Plan as well as (ii) outstanding awards under the Plan (which, in the case of options, will include adjustments to both the number of shares covered by the option as well as the exercise price), in each case pursuant to the terms of the Plan.

Stock Options.

Stock options comprise 25% of the annual value of the executive’s annual equity-based incentive opportunity. Stock options are awarded to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return and to help retain executives. In 2009, stock options were awarded to our named executive officers in the amounts set forth below in the Grants of Plan-Based Awards table. The options granted to each executive officer vest, subject to continued employment, in three equal installments beginning on the first anniversary of the grant date. The exercise price for these options is equal to the closing price of the underlying Common Stock on the grant date.

Restricted Stock.

Restricted stock comprises 75% of the value of executives’ annual equity-based incentive opportunity. Restricted stock is awarded to encourage ownership of Company stock, retain superior executive talent, and reward exceptional executive performance.

Restricted stock granted to our executive officers is subject to a performance metric that is designed to meet Internal Revenue Code requirements for tax deductibility. The operating income performance target required for our executive officers to earn the performance-based restricted stock targets granted to our executive officers was achievement of positive operating income for the 2009 fiscal year. Once earned, the restricted stock awards vest on the third anniversary of the grant date, subject to continued employment.

This performance metric is a change from what was used in 2008. The Compensation Committee approved the change to de-couple the payout of restricted stock with the achievement of the performance goals for our short-term cash incentive compensation to mitigate the risk of using a single performance metric for both our short-term cash incentive compensation and our long-term performance-based restricted stock while maintaining the program’s tax efficiency and retentive value of the program.

Time-vested restricted stock is awarded to executives as a match on his or her election to receive cash performance-based incentive compensation in stock and as deemed appropriate by the Compensation Committee. The Compensation Committee awarded our named executive officers restricted stock in 2009 in the amounts set forth below in the Grants of Plan-Based Awards table. These awards vest 100% three years from the grant date, subject to continued employment.

Retirement Plan Benefits.

The Compensation Committee believes that, in addition to short- and long-term compensation, it is important to provide our executive officers with competitive post-employment compensation. Post-employment compensation consists of two main types—qualified and non-qualified defined contribution retirement plan benefits and termination benefits. The Compensation Committee believes that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and the Compensation Committee also seeks to ensure that the combined package is competitive at the time the package is negotiated with the executive officer. As discussed below, as the founder of the Company, our CEO is not entitled to any termination benefits.

The Company does not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our associates or the business. The Company sponsors a tax-qualified defined contribution retirement plan and a non-qualified supplemental retirement plan. Participation in the qualified plan is available to associates who meet certain age and service requirements. Participation in the non-qualified plan is made available to associates who meet certain age, service, job level and compensation requirements. Our executive officers participate in these plans based on these requirements.

The qualified plan permits participating associates to elect contributions up to the maximum limits allowable under the Internal Revenue Code. The Company matches associates’ contributions according to a predetermined formula and contribute additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

The non-qualified plan is an unfunded plan which provides benefits beyond the Internal Revenue Code limits for qualified defined contribution plans. The plan permits participating associates to elect contributions up to a maximum percentage of eligible compensation. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service. The plan also permits participating associates to defer additional compensation up to a maximum amount which the Company does not match.

Associates’ accounts are credited with interest using a rate determined annually based on an evaluation of the 10-year and 30-year borrowing rates available to the Company. Historically, the application of this formula has resulted in a rate that is considered “above market” as defined by SEC guidelines. For 2009, the rate determined by this formula was scaled back to reduce the above market component of the rate. However, we believe that borrowing rates continue to be an important consideration in determining the rate because unfunded associate contributions to the plan have a positive impact on cash flow thus reducing the borrowing needs of the Company.

Associates’ contributions and the related interest vest immediately. Company contributions and credits and the related interest are subject to vesting based on years of service. Associates generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of associates’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to 10 years.

Additional tabular disclosure of certain termination benefits is set forth below under the heading “Retirement and Other Post-Employment Benefits.”

Perquisites.

We provide our executive officers with perquisites that the Compensation Committee believes are reasonable and in the best interests of the Company and its stockholders. We provide our executive officers reimbursement of financial planning costs of up to $15,000. We also provide reimbursement of up to $10,000 of eligible medical costs not covered under the Company’s standard health benefit package. Ms. Turney has a life insurance policy with premiums that are paid by the Company. We also provide for tax equalization payments on certain taxable income in order to maximize the benefit provided by such items.

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. We require these security measures for our benefit and believe these security costs are appropriate given the risks associated with Mr. Wexner’s role and position. We periodically hire a third party to review our Security Program to verify that a bona fide business oriented security concern exists and that the Security Program costs are reasonable and consistent with these concerns. The next scheduled review of the Security Program will occur in 2010.

The Security Program also requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal. To the extent any of the corporate provided aircraft is used by Mr. Wexner or any executive officer for personal purposes, as a general rule, he or she has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Severance Agreements and Change in Control Agreements.

The Compensation Committee believes that severance arrangements have unique characteristics and value. For example, severance agreements are required for prospective executives to accept employment with Limited Brands who may forego significant bonuses and equity awards at the companies they are leaving or who face relocation expenses and family disruption. Generally, executives are not willing to accept such risks and costs without protection in the event their employment is terminated due to unanticipated changes, including a change in control. Additionally, executives often look to severance agreements to provide protection for lost professional opportunities in the event of a change in control and consequently assign significant value to them. The Compensation Committee believes that our current severance arrangements protect stockholder interests by retaining management should periods of uncertainty arise. Because our severance arrangements are structured to serve the above purposes and because severance agreements represent a contractual obligation of our Company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing severance agreements.

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, under the terms of our Stock Option and Performance Incentive Plan, in the event of a change in control or death, all unvested stock awards will become vested. Also under the plan, upon retirement, Mr. Wexner’s restricted stock will vest pro-rata based on the fraction of whole months from the grant date over the full vesting period (i.e., one-third will vest if twelve full months are completed from the grant date for a grant that otherwise would vest 100% three years from the grant date).

We have entered into severance and change in control agreements with our named executive officers other than Mr. Wexner as noted above. The benefits payable under these arrangements in certain circumstances are disclosed elsewhere in this proxy statement. These agreements generally provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive the executive’s base salary for one year after the termination date. If the executive agrees to execute a general release of claims against the Company, the executive will also be entitled to receive an additional year of salary continuation and the amount of the incentive compensation that the executive would have otherwise received during the first year after termination. In connection with a change in control of Limited Brands, in the event that the executive’s employment is terminated either by us without cause or by the executive for good reason, subject to the executive’s execution of a general release of claims against us, the executive would be entitled to a severance benefit equal to two times the executive’s base salary, plus an amount equal to the sum of the executive’s four previous semi-annual payouts under our incentive compensation plan, together with a pro-rata amount for the incentive compensation performance period in which the executive’s employment terminated. In addition, any unvested stock awards would become vested. In the event any “parachute” excise tax is imposed on the executive, certain executives will be entitled to tax reimbursement payments.

Share Ownership Guidelines.

The Compensation Committee strongly encourages share ownership by the Company’s executives. In January 2005, the Company introduced minimum shareholding guidelines to be met by 2010 for the executive officer group. Any individual promoted or hired into a position subject to these guidelines will have a five-year period in which to meet the share ownership requirements. The shareholding requirements reflect the value of shares held and can be met through direct or beneficial ownership of shares, including shares held through the Company’s stock and retirement plans. In addition to aligning the interests of our executive officers with those of our stockholders, the share ownership guidelines promote a long-term focus and discourage inappropriate risk-taking.

Title	Share Ownership Guideline
Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

All of the named executive officers hold shares with a value in excess of the ownership guidelines as of the end of the 2009 fiscal year. Details regarding the ownership of shares by the named executive officers are set forth below on the Security Ownership of Directors and Management table.

In addition to share ownership guidelines for executives, after four years of membership on the Board, members of our Board of Directors must maintain ownership of at least the number of shares received as Board compensation over the previous four years.

Other—Tax Deductibility.

The Compensation Committee seeks to structure executive compensation in a tax efficient manner. The Limited Brands 2007 Cash Incentive Compensation Performance Plan is intended to qualify payments under the Company’s performance-based incentive compensation program for tax deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee has elected not to adopt a policy requiring all compensation to be tax deductible to maintain flexibility in structuring executive compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

CEO Compensation.

Mr. Wexner has been CEO since founding the Company in 1963. Limited Brands conducts the same type of competitive review and analysis to determine base salary and incentive guidelines for Mr. Wexner’s position as it does for the other named executive officers.

In 2009, as in prior years, in establishing Mr. Wexner’s compensation package the Compensation Committee considered competitive practices, the extent to which the Company achieved operating income and sales objectives, progress regarding brand strategy, and the continued recruitment and development of key leadership talent. These factors are considered in the aggregate, and none of these factors are assigned a specific weight.

As described earlier, the Compensation Committee continues to emphasize variable, performance-based compensation components for all executives, including Mr. Wexner. Accordingly, in 2009 Mr. Wexner was awarded stock options and restricted stock with a targeted value of approximately $2.4 million and there was no change to Mr. Wexner’s base salary or his incentive compensation target.

In fiscal 2009, the Company posted net sales of $8.6 billion, a decrease of 5% compared to net sales in fiscal 2008. Fiscal 2009 net income was $448 million, which was 104% above net income for fiscal 2008. In 2009, earnings per diluted share were $1.37 per share, an increase of 111% compared to fiscal 2008 earnings per diluted share. In 2009, net income included the following items:

•	A pre-tax gain of $9 million, $14 million net of related tax benefits, associated with the reversal of an accrued contractual liability as a result of the divestiture of a joint venture;

•	A tax benefit of $23 million primarily related to the reorganization of certain foreign subsidiaries; and

•	A tax benefit of $9 million primarily due to the resolution of certain tax matters.

(The corresponding results determined in accordance with generally accepted accounting principles are included in Item 8 of the Financial Statements and Supplementary Data of Limited Brands’ 2009 Annual Report on Form 10-K which is being sent with this proxy statement).

These fiscal 2009 results were above targeted performance objectives established by the Compensation Committee for the Spring and Fall seasons. As a result, the annual cash incentive payment earned by Mr. Wexner was above target level for the year.

Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our CEO, Chief Financial Officer and our three other most highly compensated executive officers during the fiscal year ended January 30, 2010 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Leslie H. Wexner	2009	$1,924,000	$0	$1,882,327	$507,794	$4,897,119	$388,325	$1,222,405	$10,821,970
Chairman of the Board, CEO	2008	1,909,769	0	1,329,447	585,386	1,523,192	252,015	1,312,532	6,912,341
	2007	1,834,615	0	494,535	746,490	436,896	129,397	1,588,885	5,230,818

Sharen J. Turney	2009	1,250,000	1,925,023	955,093	257,654	2,682,750	185,320	383,754	7,639,594
Executive Vice President, CEO/President, Victoria’s Secret	2008	1,240,385	2,006,173	15,260,956	198,527	1,090,500	112,060	458,882	20,367,483
	2007	1,180,769	857,144	922,090	0	274,176	52,850	509,998	3,797,027

Martyn R. Redgrave	2009	1,040,000	0	651,251	171,545	2,150,762	29,117	210,571	4,253,246
Executive Vice President, Chief Administrative Officer	2008	1,032,308	0	2,912,045	237,318	668,970	45,465	219,797	5,115,903
	2007	990,385	0	157,642	604,903	177,120	18,541	204,924	2,153,515

Diane L. Neal	2009	927,000	0	566,805	152,906	2,039,400	35,820	163,366	3,885,297
Executive Vice President, CEO, Bath & Body Works	2008	921,808	0	2,334,992	141,022	241,873	16,683	121,047	3,777,425
	2007	865,385	0	344,966	49,065	288,000	5,646	1,906	1,554,968

Stuart B. Burgdoerfer	2009	725,000	0	573,938	149,280	1,153,330	9,037	159,378	2,769,963
Executive Vice President, Chief Financial Officer	2008	710,577	0	1,572,102	110,291	358,730	3,336	174,315	2,929,351
	2007	636,538	0	232,780	91,868	208,000	421	337,282	1,506,889

(1)

Performance-based incentive compensation bonuses are disclosed in this table under Non-Equity Incentive Plan Compensation. The 2009 amount represents a cash payment to Ms. Turney in connection with a guaranteed minimum gain on the options awarded under Ms. Turney’s employment offer in 2000.

(2)

The value of stock and option awards reflects the 2009 grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Subtopic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model with the assumptions as set forth in Note 20 to the Company’s financial statements filed on March 26, 2010 on Form 10-K for stock options granted during the 2009, 2008 and 2007 fiscal years.

(3)	Stock and option awards were granted to each executive officer under the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan.

The value of stock awards granted in 2008 includes special performance-based restricted stock grants awarded to Ms. Turney, Mr. Redgrave, Ms. Neal and Mr. Burgdoerfer intended to assure retention, drive performance and further alignment with stockholder interests. These awards, with the exception of the grant to Ms. Turney, vest 100% three years from the date of grant, subject to continued employment. Ms. Turney’s award was designed to provide significant retentive value and vests over seven years, 40% after four years and 20% after each of five, six and seven years, subject to continued employment. In addition to the vesting requirement, these awards were earned subject to the achievement of operating income as a percentage of sales above the median of this performance measure for the companies listed in the S&P 500 Retailing Index in 2008.

(4)

Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base pay and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation paid in cash, stock and voluntarily deferred:

	Paid in Cash	Paid in Stock	Deferred Cash	Deferred Stock	Total
Mr. Wexner	$4,897,119	$0	$0	$0	$4,897,119
Ms. Turney	2,603,848	0	78,902	0	2,682,750
Mr. Redgrave	1,762,983	325,806	61,973	0	2,150,762
Ms. Neal	1,981,290	0	58,110	0	2,039,400
Mr. Burgdoerfer	815,276	302,119	35,935	0	1,153,330

(5)

Limited Brands does not sponsor any tax-qualified or non-qualified defined benefit retirement plans. For fiscal 2009, the amounts shown represent the amount by which earnings of 7.75%, compounded monthly, on each executive officer’s non-qualified deferred compensation account balance exceeds 120% of the applicable federal long-term rate.

(6)	The following table details all other compensation paid to each executive officer during our last fiscal year:

	Financial planning services provided to executive	Life insurance premiums paid on executive’s behalf	Tax equal- ization payments	Reimburse- ment of medical costs not covered by the Company’s standard health plan	Housing and relocation benefits	Security services paid by the Company	Personal use of corporate- provided aircraft(a)	Company contributions to the executive’s qualified and non-qualified retirement plan account	Total
Mr. Wexner	$0	$0	$10,847	$4,784	$0	$930,000	$0	$276,774	$1,222,405
Ms. Turney	9,500	7,730	17,071	2,352	0	0	0	347,101	383,754
Mr. Redgrave	0	0	7,299	1,736	0	0	0	201,536	210,571
Ms. Neal	0	0	4,430	357	0	0	0	158,579	163,366
Mr. Burgdoerfer	3,500	0	4,842	6,988	0	0	0	144,048	159,378

(a)

The Company may make corporate-provided aircraft available to executive officers for personal purposes. In consideration, in most cases the executive officer has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Grants of Plan-Based Awards for Fiscal 2009

The following table provides information relating to plan-based awards and opportunities granted to the named executive officers during the fiscal year ended January 30, 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	3/31/2009				0	0	0	0	271,620	$8.70	$507,794
	3/31/2009				271,620	271,620	271,620	271,620	0	0	1,882,327
		$615,680	$3,078,400	$6,156,800

Sharen J. Turney	3/31/2009				0	0	0	0	137,820	8.70	257,654
	3/31/2009				137,820	137,820	137,820	137,820	0	0	955,093
		375,000	1,875,000	3,750,000

Martyn R. Redgrave	3/31/2009				0	0	0	0	91,760	8.70	171,545
	3/31/2009				91,760	91,760	91,760	91,760	0	0	635,897
	9/4/2009				0	0	0	1,129	0	0	15,354
		270,400	1,352,000	2,704,000

Diane L. Neal	3/31/2009				0	0	0	0	81,790	8.70	152,906
	3/31/2009				81,790	81,790	81,790	81,790	0	0	566,805
		203,940	1,019,700	2,039,400

Stuart B. Burgdoerfer	3/31/2009				0	0	0	0	79,850	8.70	149,280
	3/31/2009				79,850	79,850	79,850	79,850	0	0	553,361
	9/4/2009				0	0	0	1,513	0	0	20,577
		145,000	725,000	1,450,000

(1)

Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the Company’s Performance-Based Incentive Compensation Plan for the 2009 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)

Equity Incentive Plan Awards represent the Threshold, Target and Maximum payments of performance-based restricted stock for the 2009 fiscal year. The actual number of performance-based restricted stock shares earned is disclosed in the “All Other Stock Awards: Number of Shares of Stock or Units” column of this table.

(3)	Stock Awards were granted pursuant to the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan.

Stock Awards granted to Mr. Wexner, Ms. Turney, Mr. Redgrave, Ms. Neal, and Mr. Burgdoerfer on March 31, 2009 were earned based on achievement of the operating income target for fiscal 2009 and vest on March 31, 2012.

Stock

Awards granted on September 4, 2009, represent awards made in connection with each executive officer’s election to receive a portion of his or her cash-based incentive compensation bonus in shares of Common Stock. The grants were made based on the Spring 2009 bonus. These grants vest 100% three years from the grant date, subject to continued employment and retention of the incentive compensation paid in stock in lieu of cash.

In each case, the vesting of these awards is subject to continued employment.

Dividends	are not paid or accrued on stock awards or stock units until such shares vest.

(4)

Option Awards were granted pursuant to the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee of the Board and the Exercise Price is the closing price of Company’s stock on the grant date.

Option Awards granted on March 31, 2009, were granted in connection with the Company’s long-term incentive program. These grants vest in three equal installments beginning on the first anniversary of the grant date, subject to continued employment.

(5)

The value of stock and option awards reflects the grant date fair value under ASC Subtopic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following assumptions as set forth in the Company’s financial statements filed on March 26, 2010, on Form 10-K for the 2009 fiscal year: dividend yield of 6.8%, volatility of 45%, risk free interest rate of 1.4%, and expected life of 3.8 years. Restricted stock is valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2009

The following table provides information relating to outstanding equity awards granted to the named executive officers at fiscal year end, January 30, 2010.

Name	Option Awards							Restricted Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leslie H. Wexner	2/4/2002	421,600	0		0	$16.84	2/4/2012
	2/3/2003	379,440	0		0	12.01	2/3/2013
	2/2/2004	379,440	0		0	17.78	2/2/2014
	3/31/2005	330,000	0		0	24.30	3/31/2015
	3/31/2006	61,875	20,625	(1)	0	24.46	3/31/2016
	3/30/2007	53,250	53,250	(2)	0	26.06	3/30/2017
	3/31/2008	42,193	126,579	(3)	0	17.10	3/31/2018
	3/31/2009	0	271,620	(3)	0	8.70	3/31/2019
								3/9/2007	4,300	(9)	$81,786	0	0
								3/31/2008	83,508	(10)	1,588,322	0	0
								3/31/2009	271,620	(11)	5,166,212	0	0

Sharen J. Turney	2/3/2003	26,350	0		0	12.01	2/3/2013
	2/2/2004	70,266	0		0	17.78	2/2/2014
	3/31/2005	100,000	0		0	24.30	3/31/2015
	3/31/2006	11,250	3,750	(1)	0	24.46	3/31/2016
	3/31/2008	14,309	42,928	(3)	0	17.10	3/31/2018
	3/31/2009	0	137,820	(3)	0	8.70	3/31/2019
								3/9/2007	1,183	(9)	22,501	0	0
								3/30/2007	11,111	(12)	211,331	0	0
								9/7/2007	278	(13)	5,288	0	0
								3/31/2008	33,289	(10)	633,157	0	0
								3/31/2008	22,222	(14)	422,662	0	0
								3/31/2008	1,000,000	(15)	19,020,000	0	0
								3/31/2009	137,820	(11)	2,621,336	0	0

Martyn R. Redgrave	3/8/2005	150,000	0		0	24.61	3/8/2015
	3/31/2006	11,250	3,750	(1)	0	24.46	3/31/2016
	5/24/2006	56,250	18,750	(4)	0	26.99	5/24/2016
	6/22/2006	16,500	5,500	(5)	0	25.32	6/22/2016
	3/30/2007	43,150	43,150	(2)	0	26.06	3/30/2017
	3/31/2008	17,105	51,316	(3)	0	17.10	3/31/2018
	3/31/2009	0	91,760	(3)	0	8.70	3/31/2019
								3/9/2007	1,731	(9)	32,924	0	0
								9/7/2007	515	(13)	9,795	0	0
								3/31/2008	33,855	(10)	643,922	0	0
								3/31/2008	152,100	(16)	2,892,942	0	0
								9/5/2008	2,021	(17)	38,439	0	0
								3/31/2009	91,760	(11)	1,745,275	0	0
								9/4/2009	1,129	(18)	21,474	0	0

Diane L. Neal	11/20/2006	18,750	6,250	(6)	0	$30.67	11/20/2016
	3/30/2007	3,500	3,500	(2)	0	26.06	3/30/2017
	3/31/2008	10,164	30,494	(3)	0	17.10	3/31/2018
	3/31/2009	0	81,790	(3)	0	8.70	3/31/2019
								7/27/2007	15,560	(19)	295,951	0	0
								3/31/2008	9,644	(10)	183,429	0	0
								3/31/2008	135,600	(16)	2,579,112	0	0
								3/31/2009	81,790	(11)	1,555,646	0	0

Name	Option Awards							Restricted Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stuart B. Burgdoerfer	11/2/2006	37,500	12,500	(7)	0	$29.66	11/2/2016
	4/9/2007	6,248	6,252	(8)	0	26.86	4/9/2017
	3/31/2008	7,949	23,849	(3)	0	17.10	3/31/2018
	3/31/2009	0	79,850	(3)	0	8.70	3/31/2019
								4/9/2007	8,750	(20)	$166,425	0	$0
								3/31/2008	15,734	(10)	299,261	0	0
								3/31/2008	84,800	(16)	1,612,896	0	0
								9/5/2008	1,051	(17)	19,990	0	0
								3/31/2009	79,850	(11)	1,518,747	0	0
								9/4/2009	1,513	(18)	28,777	0	0

(1)	Options vest 100% on March 31, 2010.

(2)	Options vest 50% on March 30, 2010 and 50% on March 30, 2011.

(3)	Options vest 1/3 on March 31, 2010, 1/3 on March 31, 2011 and 1/3 on March 31, 2012.

(4)	Options vest 100% on May 24, 2010.

(5)	Options vest 100% on June 22, 2010.

(6)	Options vest 100% on November 20, 2010.

(7)	Options vest 100% on November 2, 2010.

(8)	Options vest 50% on April 9, 2010 and 50% on April 9, 2011.

(9)	Shares vest 100% on March 9, 2010.

(10)	Shares vest 100% on March 31, 2010.

(11)	Shares vest 100% on March 31, 2012.

(12)	Shares vest 100% on March 30, 2010.

(13)	Shares vest 100% on September 7, 2010.

(14)	Shares vest 50% on March 31, 2010 and 50% on March 31, 2011.

(15)	Shares vest 40% on March 31, 2012, 20% on March 31, 2013, 20% on March 31, 2014 and 20% on March 31, 2015.

(16)	Shares vest 100% on March 31, 2011.

(17)	Shares vest 100% on September 5, 2011.

(18)	Shares vest 100% on September 4, 2012.

(19)	Shares vest 100% on July 27, 2010.

(20)	Shares vest 100% on April 9, 2010.

(21)	Market value based on the $19.02 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 29, 2010).

Option Exercises and Stock Vested Information for Fiscal 2009

The following table provides information relating to Option Awards exercised and Restricted Stock Awards vested during the fiscal year ended January 30, 2010.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	0	$0	80,517	$723,773
Sharen J. Turney	0	0	51,669	507,553
Martyn R. Redgrave	0	0	46,190	361,896
Diane L. Neal	0	0	21,000	362,250
Stuart B. Burgdoerfer	0	0	20,554	363,711

(1)	Option Award Value Realized is calculated based on the difference between the sale price and the option exercise price.

(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the Restricted Stock Award vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2009(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last FYE ($)(6)
Leslie H. Wexner	$0	$262,454	$1,122,954	$0	$15,149,023
Sharen J. Turney	207,454	322,981	548,044	0	7,815,596
Martyn R. Redgrave	126,329	180,996	112,583	2,096,147	1,851,760
Diane L. Neal	286,666	147,839	103,584	0	1,604,949
Stuart B. Burgdoerfer	26,738	119,928	26,133	0	415,118

(1)

Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified plan) and stock deferrals and related reinvested dividend earnings under the Company’s Stock Option and Performance Incentive Plan. Executive Contributions and related matching Registrant Contributions represent 2009 calendar year deferrals and match on incentive compensation payments earned based on performance for the Fall 2008 season, which was paid in March 2009, and for the Spring 2009 season, which was paid in September 2009.

(2)

Cash contributions in the amount of $186,330, $46,498, $286,666, and $26,738 for executive officers Turney, Redgrave, Neal and Burgdoerfer, respectively, are reported in the Summary Compensation Table as Salary and/or Non-Equity Incentive Plan Compensation. Deferred stock unit contributions of $21,124 for Ms. Turney and $79,831 for Mr. Redgrave relate to their election to defer receipt of restricted stock units that vested on March 30, 2009 and March 31, 2009, respectively, and are included in the Option Exercises and Stock Vested Information for Fiscal 2009 table.

(3)

Reflects the Company’s 200% match of up to 3% of associate contributions of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s contribution of 6% for less than 5 years of service or 8% for 5 or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included in the All Other Compensation column of the Summary Compensation Table.

(4)

Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year based on the Company’s borrowing rates. For 2009, this interest rate was 7.75%, compounded monthly. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate is disclosed in the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table.

Balance includes dividends earned on deferred stock and restricted stock unit balances in the amount of $12,137 and $28,384 for executive officers Turney and Redgrave, respectively. Dividends are reinvested into additional stock units based on the closing market price of the Company’s Common Stock on the dividend payment date.

(5)

Participants may elect to receive the funds in a lump sum or in up to 10 annual installments following termination of employment, but generally may not make withdrawals during their employment. Amounts shown reflect permitted withdrawals in 2009 pursuant to IRS regulations. Deferrals under the Supplemental Retirement Plan and the Stock Option and Performance Incentive Plan are unfunded.

(6)

Balance includes the value of deferred stock and restricted stock units at calendar year-end in the amount of $406,303 and $966,962 for executive officers Turney and Redgrave, respectively. Value is calculated based on a stock price of $19.02 per share of Common Stock on January 29, 2010.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our executive officers that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company. Mr. Wexner is not covered by such an agreement but is entitled to termination compensation under the terms of our benefit and stock plans. The following tables set forth the expected benefit to be received by each named executive officer in the event of his termination resulting from various scenarios, assuming a termination date of January 30, 2010 and a stock price of $19.02, the price of our Common Stock on January 29, 2010.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.

Leslie H. Wexner

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0	0

Total Cash Severance	0	0	0	0	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	3,046,150	3,046,150	0	0
Value of Accelerated Restricted Stock(3)	0	0	2,482,947	6,836,321	6,836,321	2,482,947	2,482,947

Total Value of Long-Term Incentives	0	0	2,482,947	9,882,471	9,882,471	2,482,947	2,482,947

Benefits and Perquisites(4)	0	0	0	0	2,000,000	796,000	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$2,482,947	$9,882,471	$11,882,471	$3,278,947	$2,482,947

Sharen J. Turney

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$1,250,000	$2,500,000	$2,500,000	$0	$0	$0
Bonus(2)	0	0	1,875,000	3,773,250	0	0	0

Total Cash Severance	0	1,250,000	4,375,000	6,273,250	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	1,504,724	1,504,724	0	0
Value of Accelerated Restricted Stock(3)	0	0	6,474,066	22,936,275	22,936,275	6,474,066	0

Total Value of Long-Term Incentives	0	0	6,474,066	24,440,999	24,440,999	6,474,066	0

Benefits and Perquisites(4)	7,086	27,672	37,966	37,966	5,000,000	1,262,232	7,086
Tax Gross-Up	N/A	N/A	N/A	6,637,332	N/A	N/A	N/A

Total	$7,086	$1,277,672	$10,887,032	$37,389,547	$29,440,999	$7,736,298	$7,086

Martyn R. Redgrave

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$1,040,000	$2,080,000	$2,080,000	$0	$0	$0
Bonus(2)	0	0	1,352,000	2,819,731	0	0	0

Total Cash Severance	0	1,040,000	3,432,000	4,899,731	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	1,045,490	1,045,490	0	0
Value of Accelerated Restricted Stock(3)	0	0	2,704,397	5,384,771	5,384,771	2,704,397	0

Total Value of Long-Term Incentives	0	0	2,704,397	6,430,261	6,430,261	2,704,397	0

Benefits and Perquisites(4)	0	18,491	27,737	27,737	2,143,999	723,622	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$1,058,491	$6,164,134	$11,357,729	$8,574,260	$3,428,019	$0

Diane L. Neal

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control(5)	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$927,000	$1,854,000	$1,854,000	$0	$0	$0
Bonus(2)	0	0	1,019,700	1,019,700	0	0	0

Total Cash Severance	0	927,000	2,873,700	2,873,700	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	902,621	902,621	0	0
Value of Accelerated Restricted Stock(3)	0	0	2,366,982	4,614,138	4,614,138	2,366,982	0

Total Value of Long-Term Incentives	0	0	2,366,982	5,516,759	5,516,759	2,366,982	0

Benefits and Perquisites(4)	0	15,798	15,798	15,798	1,995,140	691,839	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$942,798	$5,256,480	$8,406,257	$7,511,899	$3,058,821	$0

Stuart B. Burgdoerfer

	Voluntary Resignation	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control	Death	Disability	Retirement
		w/out Release	& Signed Release
Cash Severance(1)
Base Salary	$0	$725,000	$1,450,000	$1,450,000	$0	$0	$0
Bonus(2)	0	0	725,000	1,512,060	0	0	0

Total Cash Severance	0	725,000	2,175,000	2,962,060	0	0	0

Long Term Incentives
Gain of Accelerated Stock Options(3)	0	0	0	869,842	869,842	0	0
Value of Accelerated Restricted Stock(3)	0	0	1,755,051	3,646,096	3,646,096	1,755,051	0

Total Value of Long-Term Incentives	0	0	1,755,051	4,515,938	4,515,938	1,755,051	0

Benefits and Perquisites(4)	0	20,164	30,247	30,247	1,450,000	411,291	0
Tax Gross-Up	N/A	N/A	N/A	1,425,684	N/A	N/A	N/A

Total	$0	$745,164	$3,960,298	$8,933,929	$5,965,938	$2,166,342	$0

(1)	Assumes a termination date of January 30, 2010.

(2)

Bonus amounts assumed at target. Under “Involuntary w/out Cause” or “Voluntary w/Good Reason” termination scenarios, actual bonus payments will be equal to the bonus payment the executive officer would have received if he or she had remained employed with Limited Brands for a period of one year after the termination date of January 30, 2010. Under an “Involuntary w/out Cause following Change in Control”, bonus payments will be equal to the sum of the last four bonus payments received.

(3)	Calculated based on the $19.02 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 29, 2010).

(4)

Estimates for benefits and perquisites include the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies, and value of unvested restricted stock and retirement balances that would become vested.

(5)

Ms. Neal’s bonus payment following an involuntary termination after a Change in Control is assumed to be the same as the payment for an involuntary termination not following a Change in Control (with a signed release). Ms. Neal’s employment agreement does not provide for a tax gross-up upon a Change in Control.

Assumptions and Explanations of Numbers in Tables.

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

We calculated 280G tax gross-ups with a discount rate equal to 120% of the semi-annual Applicable Federal Rate as of February 2010.

The tables do not include the payment of the aggregate balance of the executive officers’ non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements.

As a condition to each executive officer’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the executive is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the executive from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason.

The employment agreements for all named executive officers other than Mr. Wexner, who does not have an employment agreement, contain customary definitions of cause and good reason. “Cause” shall generally mean that the executive officer (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the executive’s incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” means (1) the failure to continue by the executive in a capacity originally contemplated in the executive’s employment agreement; (2) the assignment to the executive of any duties materially inconsistent with the executive’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the executive’s total cash compensation and benefits from those required to be provided; (4) the requirement that the executive be based outside of the United States, other than for travel that is reasonably required to carry out the executive’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor. The definition of “Good Reason” under Mr. Redgrave’s employment agreement further defines “Good Reason” to include the delivery of a Preliminary Notice of Good Reason by Mr. Redgrave to the Company after April 1, 2010 that must be accepted by the Company within six months.

Payments Upon a Termination in Connection with a Change in Control.

A change in control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	Any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

b)	During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

c)

A reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock is beneficially owned by individuals and entities who owned Common Stock just prior to the such reorganization, merger or consolidation; or

d)	The consummation of a complete liquidation or dissolution of the Company.

Tax Gross-up.

In the event of a termination following a Change in Control, we have agreed to reimburse Ms. Turney and Mr. Burgdoerfer for all excise taxes imposed under Section 280G of the Internal Revenue Code and any income and excise taxes that are payable as a result of any reimbursements for Section 280G excise taxes. In 2008, Mr. Redgrave agreed to relinquish the 280G tax gross-up provision of his employment agreement. The total 280G tax gross-up amount in the above tables assumes that the executive officer is entitled to a full reimbursement by us of (i) any excise taxes imposed as a result of the change in control, (ii) any income and excise taxes imposed as a result of our reimbursement of the excise tax amount, and (iii) any additional income and excise taxes imposed as a result of our reimbursement for any excise or income taxes. The calculation of the 280G gross-up amount in the above tables is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 6.56% state income tax rate. For purposes of the 280G calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the executive executing a non-competition agreement. The calculation of the 280G tax gross-up assumes that amounts will be payable to the executive officer for any excise tax incurred regardless of whether the executive officer’s employment is terminated. However, the amount of the 280G tax gross-up will change based upon whether the executive officer’s employment with us is terminated because the amount of compensation subject to Section 280G will change.

Fiscal 2009 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2009.(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)(4)
Dennis S. Hersch	$60,000	$118,938	$178,938
James L. Heskett	85,000	138,760	223,760
Donna A. James	97,500	163,493	260,993
David T. Kollat	68,901	137,063	205,964
William R. Loomis, Jr.	72,500	143,669	216,169
Jeffrey H. Miro	70,000	138,760	208,760
Jeffrey B. Swartz	56,429	110,333	166,762
Allan R. Tessler	112,500	183,315	295,815
Abigail S. Wexner	80,000	138,760	218,760
Raymond Zimmerman	72,500	143,669	216,169

(1)

Directors who are also associates receive no additional compensation for their service as directors. Our current Board of Directors’ compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board of Directors, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

In 2008, based on a review of market-based compensation for Board members using the same peer group used to evaluate executive compensation, the Board initially voted to increase their compensation in 2009. However, as a result of the significant downturn in the economy, the Board decided to postpone any increase in director compensation.

(2)

Directors receive an annual cash retainer of $50,000; committee members receive an additional annual cash retainer of $12,500 for membership on the Audit Committee and $10,000 for all other committee memberships; committee chairs receive an additional $15,000 for the Audit and Compensation Committees and $10,000 for other committees. Directors also receive fees of $4,000 for each Board of Directors meeting attended in excess of ten during a fiscal year and $1,500 for each committee meeting attended in excess of ten during a fiscal year.

(3)

Directors receive an annual stock retainer worth $50,000; committee members receive an additional annual stock grant worth $12,500 for membership on the Audit Committee and worth $10,000 for other committee memberships. Stock retainers are granted under the Limited Brands, Inc. 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors. The number of shares issued is calculated based on the fair market value of Common Stock on the first day of the fiscal year and are issued in quarterly installments over the fiscal year. The value reported reflects the fair market value of our Common Stock on the days the shares were issued.

(4)

Under a previous Board of Directors compensation plan, directors received annual stock option awards. This plan ended and the current plan was adopted in 2003. The aggregate number of stock option awards outstanding at January 30, 2010 for each director is as follows: Mr. Hersch, none; Dr. Heskett, none; Ms. James, none; Dr. Kollat, 2,108 options; Mr. Loomis, none; Mr. Miro, none; Mr. Swartz, none; Mr. Tessler, 264 options; Mrs. Wexner, 2,108 options; and Mr. Zimmerman, 2,108 options.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Limited Brands Board of Directors is composed of three directors who are independent, as defined under the rules of the Commission and NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” with the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee reviews Limited Brands’ Compensation Discussion and Analysis on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Limited Brands’ annual report on Form 10-K for the year ended January 30, 2010 and the Company’s proxy statement.

Compensation Committee

James L. Heskett, Chair

Jeffrey H. Miro

David T. Kollat

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of Limited Brands, the executive officers of Limited Brands named in the “Summary Compensation Table” above and all directors and executive officers of Limited Brands as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)			Percent of Class
Stuart B. Burgdoerfer	148,555	(c	)	*
Dennis S. Hersch	24,736	(d	)	*
James L. Heskett	57,804	(d	)	*
Donna A. James	30,083	(d	)	*
David T. Kollat	123,360	(c	)	*
William R. Loomis, Jr.	93,835	(d	)	*
Jeffrey H. Miro	48,212	(d	)	*
Diane L. Neal	108,580	(c	)	*
Martyn R. Redgrave	498,358	(c	)	*
Jeffrey B. Swartz	32,420	(d	)	*
Allan R. Tessler	87,132	(c	)	*
Sharen J. Turney	569,032	(c	)	*
Abigail S. Wexner	11,965,498	(c	)(e)	3.7%
Leslie H. Wexner	57,216,267	(c	)(f)(g)	17.7%
Raymond Zimmerman	73,017	(c	)(d)(h)	*
All directors and executive officers as a group	59,250,667	(c	)-(h)	18.3%

*	Less than 1%.

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. However, each named person has investment but not voting power over the listed shares held in the Limited Brands Savings and Retirement Plan.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of January 30, 2010, except for Mr. and Mrs. Wexner whose ownership is as of February 22, 2010.

(c)

Includes the following number of shares issuable within 60 days of January 30, 2010 (February 22, 2010 for Mr. and Mrs. Wexner), upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 86,263; Dr. Kollat, 2,108; Ms. Neal, 71,592; Mr. Redgrave, 367,272; Mr. Tessler, 264; Ms. Turney, 286,174; Mrs. Wexner, 2,108; Mr. Wexner, 1,937,697 (includes 2,108 shares issuable to Mrs. Wexner); Mr. Zimmerman, 2,108; and all directors and executive officers as a group, 2,858,405.

(d)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Mr. Hersch, 24,197; Dr. Heskett, 43,750; Ms. James, 13,165; Mr. Loomis, 35,121; Mr. Miro, 27,673; Mr. Swartz, 32,420; and Mr. Zimmerman, 38,129.

(e)

Excludes 52,216,267 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 5,000,000 shares held by Dogwood Trust as to which Mrs. Wexner shares voting and investment power with others. Includes 6,963,390 shares directly owned by Mrs. Wexner. Of the shares beneficially owned by Mrs. Wexner, as of February 22, 2010, 4,766,991 shares were pledged as security to a financial institution.

(f)	Includes 1,356,643 shares held in the Limited Brands Savings and Retirement Plan (as of January 31, 2010), over which Mr. Wexner has investment but not voting power.

(g)

Includes 2,202,953 shares held by Acorn Trust; 5,000,000 shares held by Cyprus Trust; 5,000,000 shares held by Dogwood Trust; and 9,464,446 shares held by Linden Trust. Mr. Wexner shares voting and investment power with others with respect to shares held by Acorn Trust, Cyprus Trust, Dogwood Trust and Linden Trust. Includes 4,892,608 shares held by Mr. Wexner as the sole stockholder, director and officer of Wexner Personal Holdings Corporation. Includes 6,963,390 shares directly owned by Mrs. Wexner. Mr. Wexner may be deemed to share voting and investment power with respect to the shares directly owned by Mrs. Wexner. Includes 20,398,530 shares directly owned by Mr. Wexner. Of the shares beneficially owned by Mr. Wexner, as of February 22, 2010, 4,766,991 shares were pledged as security to a financial institution.

(h)	Includes 2,400 shares which are Mr. Zimmerman’s pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Limited Brands’ executive officers and directors, and persons who own more than ten percent of a registered class of Limited Brands’ equity securities, must file reports of ownership and changes in ownership of Limited Brands’ equity securities with the Commission. Copies of those reports must also be furnished to Limited Brands. Based solely on a review of the copies of reports furnished to Limited Brands and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2009 our executive officers, directors and greater than ten percent beneficial owners complied with these filing requirements with the exception that, due to the Company’s administrative error, Ms. Turney and Mr. Burgdoerfer each were late in filing one Form 4 reporting one transaction.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the date indicated below, were known by Limited Brands to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class(5)
Leslie H. Wexner(1)	57,216,267	17.7%
Three Limited Parkway P.O. Box 16000 Columbus, OH 43216

Capital Research Global Investors(2)	22,227,743	6.9%
333 South Hope Street Los Angeles, CA 90071

AXA Financial, Inc.(3)	25,892,167	8.0%
1290 Avenue of the Americas New York, NY 10104

Blackrock, Inc.(4)	29,114,971	9.0%
40 East 52nd Street New York, NY 10022

(1)	For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on page 38.

(2)

As of December 31, 2009, based on information set forth in the Schedule 13G filed February 9, 2010 by Capital Research Global Investors, a division of Capital Research and Management Company. Capital World Investors has sole dispositive power over 22,227,743 shares and sole voting power over 6,540,000 shares.

(3)

As of December 31, 2009, based on information set forth in the Schedule 13G filed February 12, 2010 by AXA Financial, Inc., a member of the global AXA Group, on behalf of itself, AXA Assurance I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, AXA and their respective subsidiaries. AXA Financial, Inc. has sole dispositive power over 21,055,730 shares and sole voting power over 17,309,350 shares.

(4)

As of December 31, 2009, based on information set forth in the Schedule 13G filed January 29, 2010 by BlackRock, Inc. BlackRock, Inc. has sole dispositive power over 29,114,971 shares and sole voting power over 29,114,971 shares.

(5)	Based on the number of shares outstanding as of January 30, 2010.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed Limited Brands’ audited financial statements as of and for the year ended January 30, 2010 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that Limited Brands’ audited financial statements be included in our annual report on Form 10-K for the year ended January 30, 2010 for filing with the Commission.

We have appointed Ernst & Young LLP as Limited Brand’s independent registered public accountants.

Audit Committee

Donna A. James, Chair

William R. Loomis, Jr.

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2009 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 30, 2010. The Audit Committee annually reviews the selection of independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2009 and 2008 were approximately $5,041,000 and $5,416,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2009 and 2008 were approximately $206,000 and $429,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2009 and 2008 were approximately $10,000 and $50,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

Other than as described above, there were no other services rendered by Ernst & Young LLP for the fiscal years ended 2009 or 2008.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8.

Proposals submitted for inclusion in the proxy statement for the 2011 annual meeting must be received by the Secretary of Limited Brands at our principal executive offices on or before the close of business on December 17, 2010.

Other Stockholder Proposals.

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2011 annual meeting other than as described above, the stockholder must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 28, 2011 and no later than March 30, 2011. The notice must contain the information required by the Bylaws.

SOLICITATION EXPENSES

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. Our directors or employees may solicit proxies by telephone, facsimile and personal solicitation, in addition to the use of the mail. We do not expect to pay any compensation for the solicitation of proxies.

By Order of the Board of Directors

Leslie H. Wexner
Chairman of the Board

ADMITTANCE SLIP

2010 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 27, 2010

Time:	9:00 a.m., Eastern Time

Place:	Limited Brands, Inc. Three Limited Parkway Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed. Photographs or video taken by Limited Brands at the meeting may be used by Limited Brands. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at http://www.limitedbrands.com/faq/investor.jsp or contact Limited Brands Investor Relations at (614) 415-7076.

LIMITED BRANDS, INC.

CAROL DRESKA

THREE LIMITED PARKWAY

P.O. BOX 16000

COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors	For	Against	Abstain
01	Dennis S. Hersch	☐	☐	☐

02	David T. Kollat	☐	☐	☐

03	William R. Loomis, Jr.	☐	☐	☐

04	Leslie H. Wexner	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	The ratification of the appointment of the	☐	☐	☐
independent registered public accountants.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000060313_1     R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report & Proxy Statement is/are available at www.proxyvote.com .

LIMITED BRANDS, INC.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 27,
2010

The undersigned hereby appoints Leslie H. Wexner and Martyn R. Redgrave, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of Limited Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on
May 27, 2010 at 9:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR
DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR
ANY ADJOURNMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)

0000060313_2     R2.09.05.010